Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

Dorchester Capital Acquisition Corp.

Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant(2)	17,250,000 Units	$10.00	$172,500,000	$15,991
Shares of Class A common stock included as part of the units(3)	17,250,000 Shares	—	—	—	(4)
Warrants included as part of the units(3)	8,625,000 Warrants	—	—	—	(4)
Shares of Class A common stock underlying the warrants included as part of the units(3)	8,625,000 Shares	11.50	99,187,500	9,195
Total			$271,687,500	$25,186

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 2,250,000 units, consisting of 2,250,000 shares of Class A common stock and 1,125,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).